March 1, 2000



Mr. Jerry Roda
Trex Medical Corporation
37 Apple Ridge Road
Danbury, CT 06810

Dear Jerry:

As we have discussed, Thermo Electron Corporation has announced a reorganization of the company in which certain of the company's assets, including those of Trex Medical, will be sold. We recognize that your past contributions have been integral to the success of the company and that your continued involvement will be necessary in order to facilitate the sale of Trex Medical Corporation and to assure a smooth transition for a potential buyer.

RETENTION BONUS

In order to provide an incentive for you to remain with the company through the completion of the sale, we will pay you a retention bonus of 80% of annual base salary upon the sale or disposition of the business.

This retention bonus will be paid to you in one lump sum on or before ninety
(90) days following the closing date or March 31, 2001 whichever occurs first.

SEVERANCE

In addition to the retention bonus, we agree to pay you a severance in recognition of your efforts as follows;

If not employed by new owner, you will be paid $155,000 in severance pay and a bonus of $40,000 in a lump sum at the time your employment is terminated. In addition, the company will pay the cost of family COBRA medical and dental coverage for a period of 12 months after your employment termination.

TERMS OF AGREEMENT

         1. Trex Medical agrees to continue to employ you on the same terms and with the same benefits you currently enjoy as an employee-at-will. In return, you agree to remain in such employ and to continue to devote your full time and best efforts to Trex Medical as an employee-at-will until the closing date of the sale of Trex Medical.

         2. You understand that Trex Medical retains the right to terminate your services without cause (as defined below) and you retain the right to terminate your services for Trex Medical at any time. If your employment is terminated by the company for its convenience and without cause prior to the closing of sale, you will be paid your full and unreduced retention bonus and severance pay at the time of the sale. If you terminate your employment prior to the closing date, or Trex Medical terminates your employment for cause (as defined below), you will forfeit any and all payments that you would be entitled to under this agreement.

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         3. For the purposes of this agreement, "cause" shall be determined by the company in the exercise of good faith and reasonable judgment and will include any breach of this agreement by you or any act by you of gross personal misconduct, insubordination, misappropriation of funds, fraud, dishonesty, gross neglect of or failure to perform the duties reasonably required of you pursuant to this agreement or any conduct which is in willful violation of any applicable law or regulation pertaining to the business.

         4. For purposes of this agreement, we agree that Trex Medical will be considered to be sold when any person or entity (other than a person or entity affiliated with Thermo Electron) purchases at least fifty percent (50%) of the assets of the business, whether through a purchase of the business or a purchase of the company of which the business is a part.

         5. You understand that all payments made under this agreement are subject to appropriate federal, state, city or other tax withholding requirements.

         6. You acknowledge that this agreement supersedes any prior agreements or understandings oral or written between you and Trex Medical pertaining to any incentive payments being offered to employees of businesses being sold in connection with the reorganization and that this agreement constitutes the entire agreement between us.

On behalf of Thermo Electron and Trex Medical, I thank you for your continued assistance and support. If you have any questions regarding any of the terms of this agreement, please do not hesitate to contact me.

Once you have read and understood the terms of this agreement, please indicate your agreement by signing below on the line above your typewritten name, make a copy for your records and return the original document to me.

                                          Very truly yours,


                                          Jack Keiser, COO

Accepted and agreed:



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Jerry Roda                                       Date